Exhibit 5 to 13D
   Amendment No. 1
   SWVA Bancshares, Inc.





                               September 12, 1997



   Mr. Richard J. Nelson
   LaSalle Capital Management, Inc.
   Suite 500
   350 East Michigan Avenue
   Kalamazoo, MI  49007

   Dear Mr. Nelson:

   Please be advised that your notice of intent to nominate Dewey W. Chapple, Jr. for election as a director of SWVA Bancshares, Inc. (the corporation) at the 1997 Annual Meeting of Stockholders of the Corporation was received September 11, 1997.


   Very truly yours,


   /s/ B.L. Rakes
   B.L. Rakes
   President